EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM	February 17, 2022

United Bancorp, Inc. Declares a Quarterly Cash Dividend of $0.1525 per Common Share Producing a Forward Yield of 3.66% and Announces a Special Dividend Payment of $0.15 per Common Share

MARTINS FERRY, OHIO ◆◆◆ On February 16, 2022, the Board of Directors of United Bancorp, Inc. (UBCP) declared a first quarter cash dividend of $0.1525, which is payable on March 18, 2022 to shareholders of record on March 10, 2022. This is an increase of $0.01, or 7.0%, over the cash dividend paid in the first quarter of last year.    At this new level and on a forward basis, the regular cash dividend is $0.61 which produces a forward yield of 3.66% based on the market value at the most recent quarter end.

In addition to this regular cash dividend payment, the Board of Directors of United Bancorp, Inc. also approved a one-time, special dividend of $0.15 per common share, which is payable on March 18, 2022 to shareholders of record on March 10, 2022. The Board of Directors approved this special cash dividend based on the Company’s continued solid earnings, ample liquidity and strong capital position. On a forward basis and inclusive of this special dividend payment, United Bancorp, Inc. is projected to pay cash dividends of $0.76 in the current year, as compared to $0.685 in 2021, an increase of $0.075 or 11.0%.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $724.5 million and total shareholder’s equity of $71.7 million as of December 31, 2021. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.